Exhibit 99.15

Consent

I, Dick Boer, hereby consent to being named in the prospectus included in the Registration Statement on Form F-4 filed by Koninklijke Ahold N.V. (including any amendments to such Registration Statement) in connection with the Merger Agreement, dated as of June 24, 2015, among Koninklijke Ahold N.V. and Delhaize Group NV/SA as a person who will become a member of the management board and the executive committee of Koninklijke Ahold Delhaize N.V.

/s/ Dick Boer

Dated: January 22, 2016